Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 of MEDIROM Healthcare Technologies Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated September 10, 2020 with respect to our audits of the consolidated financial statements of MEDIROM Healthcare Technologies Inc. as of, and for the years ended, December 31, 2019 and 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” included in the Registration Statement on Form F-1, as amended, (No. 333-250762) and related prospectus.

Our report contains an emphasis of matter paragraph as to significant uncertainty related to the future outcome from the outbreak associated with the COVID-19 pandemic and also the adoption of new method of accounting for leases as of January 1, 2018.

/s/ Baker Tilly US, LLP (formerly Squar Milner LLP)

Irvine, California

December 28, 2020